Exhibit 99.2

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Restaurants, Inc. Declares

Special Dividend of $9.50 per share

FOR IMMEDIATE RELEASE

CINCINNATI, Ohio — July 30, 2012 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS), announced today that the Board of Directors declared a special one-time dividend of $9.50 per share payable on September 14, 2012, to shareholders of record at the close of business on August 31, 2012. The total amount of the special dividend payment will be approximately $46.9 million based on the present number of shares outstanding and is expected to be funded from the Company’s excess cash on hand. After payment of the special dividend, the Company expects to have sufficient cash and borrowing capacity to execute its strategy of growing its Big Boy concept including new stores, existing store renovations, ongoing investments in the productivity of its food production facilities and its recently announced share repurchase program.

Craig F. Maier, President and Chief Executive Officer, said, “The recent sale of our Golden Corral business unit presented us with a unique opportunity to return cash to our shareholders while maintaining a strong capital structure that supports our future growth. This special dividend underscores our board of directors’ commitment to deliver superior returns to our shareholders.”

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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